Exhibit 4.2

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of December 24, 2012, made by CC HOLDINGS GS V LLC, PINNACLE TOWERS LLC, PINNACLE TOWERS III LLC and PINNACLE TOWERS V INC. (each, a “Pledgor” and, collectively, the “Pledgors”), in favor of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Indenture Trustee”), for the benefit of the holders of the Notes from time to time (the “Noteholders”) issued pursuant to the Indenture (as defined below).

R E C I T A L S:

WHEREAS, pursuant to the Indenture, dated as of December 24, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), CC Holdings GS V LLC, a Delaware limited liability company, and Crown Castle GS III Corp., a Delaware corporation, issued $500,000,000 aggregate principal amount of 2.381% Senior Secured Notes due 2017 (the “2017 Notes”) and $1,000,000,000 aggregate principal amount of 3.849% Senior Secured Notes due 2023 (the “2023 Notes” and, together with the 2017 Notes, the “Notes”) upon the terms and subject to the conditions set forth therein;

WHEREAS, each Pledgor will derive substantial direct and indirect benefit from the issuance of the Notes under the Indenture;

WHEREAS, each Pledgor is the sole beneficial holder of interests in certain Corporations (as hereinafter defined), or LLCs (as hereinafter defined) as more particularly described on Schedule 1 attached hereto; and

WHEREAS, contemporaneously with the issuance of the Notes, each Pledgor shall execute and deliver this Agreement to the Indenture Trustee for the ratable benefit of the Noteholders of each series of Notes.

NOW, THEREFORE, in consideration of the premises and to induce the Indenture Trustee to enter into the Indenture and to induce the Noteholders to make their respective purchases of the Notes, each Pledgor hereby agrees with the Indenture Trustee, for the ratable benefit of the Noteholders of each series of Notes, as follows:

ARTICLE I

CERTAIN DEFINITIONS

(a) Unless otherwise specified in this Agreement, certain capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Indenture. In addition, as used in this Agreement, the following terms have the meanings set forth in or incorporated by reference below:

“Accounts” means, as to each Pledgor, all “accounts” (as defined in the UCC) now owned or hereafter acquired by each Pledgor relating to the Collateral, including all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to each Pledgor relating to the Collateral, whether or not arising from the sale, lease or exchange of goods or other property by each Pledgor or the performance of services by each Pledgor (including any such obligation which might be characterized as an account, contract right or general intangible relating to the Collateral under the UCC), and all of each Pledgor’s rights to any goods, services or other property represented by any of the foregoing.

“Agreement” has the meaning in the preamble to this Agreement.

“Bylaws” means the bylaws of the Corporations, in the form delivered to the Indenture Trustee on the Issue Date, as may be amended from time to time in accordance with this Agreement.

“Certificate of Formation” means the certificate of formation of each LLC, as same has been amended through the date hereof and as same may be amended from time to time in accordance with this Agreement.

“Certificate of Incorporation” means the certificate or articles of incorporation of each Corporation, as same has been amended through the date hereof and as same may be amended from time to time in accordance with this Agreement.

“Collateral” has the meaning set forth in Section 2.01.

“Control Acknowledgement” has the meaning set forth in Section 3.02(f).

“Corporations” means the corporations identified on Schedule 1 under the heading “Pledged Subsidiary.”

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing any of the Collateral now owned or hereafter acquired by each Pledgor.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by each Pledgor relating to the Collateral, including (i) all obligations or indebtedness owing to each Pledgor (other than Accounts) with respect to the Collateral from whatever source arising and (ii) all rights or claims in respect of refunds for taxes paid with respect to the Collateral.

“Indenture” has the meaning set forth in the Recitals to this Agreement.

“Indenture Trustee” has the meaning set forth in the preamble to this Agreement.

“Instruments” means all “instruments,” “chattel paper” or “letters of credit” (each as defined in the UCC) evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts, including promissory notes, drafts, bills of exchange and trade acceptances, now owned or hereafter acquired by each Pledgor with respect to the Collateral.

“Investment Property” has the meaning assigned to such term in the UCC.

“LLC Interests” has the meaning set forth in Section 2.01(a)(ii).

“LLCs” means the limited liability companies identified on Schedule 1 under the heading “Pledged Subsidiary.”

“Monies” means all cash, checks, notes, drafts or similar items of payment.

“Noteholders” has the meaning set forth in the preamble to this Agreement.

“Operating Agreement” means the limited liability company operating agreement of each LLC, as same has been amended through the date hereof and as same may be amended from time to time in accordance with this Agreement.

“Organizational Documents” means the Certificate of Formation, the Certificate of Incorporation, the Bylaws, the Operating Agreement, and any other agreements affecting the rights, limitations, preferences or obligations of each Pledgor with respect to any of the foregoing or with respect to the Stock Interests or LLC Interests or otherwise, in each case, as the same may be amended or modified from time to time in accordance with this Agreement.

“Pledged Interests” means, collectively, the LLC Interests and the Stock Interests, together with all economic or voting rights with respect to any of the foregoing.

“Pledged Subsidiaries” means the LLCs and the Corporations.

“Pledgor” has the meaning set forth in the preamble to this Agreement.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102 of the UCC and shall include, in any event, without limitation, all dividends and other income from the Pledged Interests, collections thereon or distributions with respect thereto.

“Specified Event of Default” means an Event of Default arising pursuant to Section 6.01 (a)(ii) (failure to pay principal or premium when due), Section 6.01(a)(ix) (commencement of a voluntary bankruptcy proceeding), Section 6.01(a)(x) (filing of involuntary bankruptcy proceedings) of the Indenture or such other Event of Default that results in the declaration of all Notes becoming due and payable immediately pursuant to Section 6.02 of the Indenture.

“Stock Interests” has the meaning set forth in Section 2.01(a)(i).

“Transaction Documents” means the Indenture, the Notes, this Agreement and each other agreement contemplated by any of the foregoing.

“UCC” means at any time the Uniform Commercial Code as in effect in the State of New York; provided that, if, by reason of mandatory provisions of law, the validity or perfection of Indenture Trustee’s security interest in the Collateral or any part thereof is governed by the Uniform Commercial Code or other similar law as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code or such similar law as in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection.

(b) (i) The words “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(ii) The word “including” when used in this Agreement shall be deemed to be followed by the words “but not limited to.”

ARTICLE II

COLLATERAL: GENERAL TERMS

Section 2.01 Security Interest. As security for the Obligations, each Pledgor hereby grants the Indenture Trustee a continuing first-priority security interest in, Lien on, and right of set-off against, and hereby assigns to the Indenture Trustee as security, all of such Pledgor’s right, title and interest, if any, in, to and under the following property and interests in property (save insofar as otherwise excluded by the terms of this Agreement), whether now owned or hereafter acquired or existing and wherever located (collectively, the “Collateral”):

(a) (i) all of such Pledgor’s right, title and interest in and to the Equity Interests of the Corporations, including, for the avoidance of doubt, all voting rights connected therewith or related thereto, and the certificates, if any, representing any of the foregoing (collectively, the “Stock Interests”) together with all instruments of transfer in respect of such Equity Interests in the form of Exhibit A attached hereto, executed in blank and all cash, securities, dividends, Proceeds and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the Stock Interests;

(ii) all of such Pledgor’s right, title and interest in and to the Equity Interests of the LLCs, including, for the avoidance of doubt, all voting rights connected therewith or related thereto, and the certificates, if any, representing any of the foregoing (collectively, the “LLC Interests”) together with all instruments of transfer in respect of such Equity Interests, executed in blank and all cash, securities, dividends, Proceeds and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the LLC Interests;

(b) to the extent not included in clause (a) above, any and all rights, remedies and privileges of such Pledgor under any of the Organizational Documents of the Corporations or the LLCs, as applicable;

(c) all securities hereafter delivered to the Indenture Trustee in substitution for or in addition to any and all of the Collateral, and all certificates and instruments representing or evidencing such securities and all cash, securities, dividends, Proceeds and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral;

(d) all additional shares of the Corporations, all additional limited liability company interests of the LLCs or other Equity Interests of the Guarantors, as applicable, from time to time acquired by such Pledgor in any manner, and the certificates (if any) representing such additional shares of the Corporations or additional limited liability company interest of the LLCs or other Equity Interests of the Guarantors, as applicable (all of which shall constitute part of the Pledged Interests), and all options and warrants from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares of the Corporations, limited liability company interests of the LLCs or other Equity Interests of the Guarantors, as applicable;

(e) all books and records (including credit files, computer programs, printouts and other computer materials and records) of such Pledgor pertaining to any of the Collateral;

(f) all of such Pledgor’s right, title and interest in and to the profits and losses of the Corporations and the LLCs and such Pledgor’s right (i) as a shareholder of the Corporations and (ii) as a member of the LLCs, in each case, to receive distributions of the assets of the Corporations and the LLCs, as the case may be, upon complete or partial liquidation or otherwise; and

(g) all cash and non-cash Proceeds and products of the Collateral, and all dividends, cash, instruments and other property (whether constituting Investment Property, Accounts, Documents, General Intangibles or Instruments or otherwise) from time to time received, receivable or otherwise distributed when Collateral or Proceeds are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, all rights to payment, including return premiums, with respect to any insurance relating thereto.

Section 2.02 Delivery of Certificates, Instruments, Etc. Concurrently with the execution and delivery of this Agreement, the Indenture Trustee shall be in receipt of all original certificates, instruments and other documents, if any, evidencing or representing the Collateral or any part thereof, in each case accompanied by, if applicable, a duly executed instrument of transfer executed in blank in respect of each of the respective Pledged Interests and each Pledgor shall file such UCC financing statements as shall be reasonably required to ensure the Indenture Trustee the benefits of the first priority Lien on and to the Collateral.

Section 2.03 Release of Security Interest. This Agreement and all security interests granted hereunder shall terminate or be released in whole or in part with respect to the relevant portion of the Collateral in accordance with the terms of the Indenture. In connection with any such termination or release pursuant to the Indenture, the Indenture Trustee shall take, at the written request of the Pledgors, all reasonable steps necessary to terminate and release the security interest in such Collateral granted hereunder and, if applicable, to promptly return the original stock certificate(s) then being held by the Indenture Trustee, together with any original instruments of transfer and other similar documents then being held by the Indenture Trustee, if any; provided that the Indenture Trustee may retain copies of any of the foregoing documents. When so terminated or released, the relevant portion of the Collateral shall be free and clear of any Lien created hereunder or under the other Transaction Documents in favor of the Indenture Trustee. Upon a termination of all security interests granted hereunder with respect to all of the Collateral (and at the written request and at the reasonable cost and expense of such Pledgor), the Indenture Trustee shall promptly execute a satisfaction of this Agreement and such instruments, documents or agreements as are reasonably necessary or desirable to terminate, discharge and remove of record any documents constituting public notice of this Agreement and the security interests and assignment granted hereunder and shall deliver or cause to be delivered to such Pledgor all property (if any), including Monies, of such Pledgor constituting Collateral then held by the Indenture Trustee.

Section 2.04 Pledgor Remains Liable. Notwithstanding anything herein to the contrary, (a) each Pledgor shall remain liable under its Organizational Documents to the extent set forth therein and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Indenture Trustee of any of the rights hereunder shall not release any Pledgor from any of its duties or obligations under any of the Organizational Documents; and (c) the Indenture Trustee shall not have any obligation or liability under any of the Organizational Documents by reason of this Agreement, nor shall the Indenture Trustee be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder; provided that, upon foreclosure of the Pledged Interests, the Indenture Trustee and any other transferee of the Collateral shall take the same subject to the Organizational Documents.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PLEDGOR

Section 3.01 Representations and Warranties. Each Pledgor makes the representations and warranties set forth below to the Indenture Trustee:

(a) General Representations and Warranties.

(i) No Consents. Except as required for perfection of the security interest in the Collateral as described in Section 3.01(c), no permits, licenses, franchises, approvals, authorizations, qualifications or consents of, or registrations or filings with, governmental authorities are required in connection with the execution or delivery by such Pledgor of, or the performance by such Pledgor of its obligations under, this Agreement, except such as have been obtained or made and are in full force and effect.

(ii) No Conflict. The execution and delivery of, and the performance by such Pledgor of its obligations under this Agreement do not and will not: (A) result in a breach or constitute a violation of, conflict with, or constitute a default under, any of the Organizational Documents or the certificate of formation, the certificate of incorporations, the operating agreement or the bylaws of such Pledgor, (B) violate any law, regulation, order or judgment of any governmental authority applicable to such

Pledgor, the Corporations or the LLCs, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which such Pledgor, any Corporation or LLC, is a party or by which such Pledgor, any Corporation or LLC, or any of its property is bound (except where such breach would not cause a Material Adverse Effect).

(iii) No Material Litigation. To such Pledgor’s knowledge after due inquiry, there are no judgments outstanding against such Pledgor, or affecting any of the Collateral or any property of such Pledgor, nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against such Pledgor, that could reasonably be expected to result in a Material Adverse Effect.

(b) Title to Collateral.

(i) Such Pledgor is the sole owner of all of its Collateral, beneficially and of record, free and clear of any Liens other than (A) Liens created under this Agreement and the other Transaction Documents, (B) Liens that will be discharged or released in connection with the closing of the sale of the Notes and the use of proceeds therefrom or (C) Liens permitted to be incurred pursuant to the Transaction Documents. The Collateral is not subject to any option to purchase or similar rights of any kind.

(ii) Such Pledgor has full power and authority to enter into this Agreement.

(iii) There are no restrictions upon the voting rights connected with or relating to, or upon the transfer of, the Pledged Interests other than as arising pursuant to this Agreement and the other Transaction Documents.

(iv) Such Pledgor has the right to vote, pledge and grant a security interest in or otherwise transfer its Pledged Interests free of any Liens other than (A) Liens created under this Agreement and the other Transaction Documents, (B) Liens that will be discharged or released in connection with the closing of the sale of the Notes and the use of proceeds therefrom or (C) Liens permitted to be incurred pursuant to the Transaction Documents.

(c) Perfection.

(i) Upon (x) the execution and delivery of this Agreement, (y) the receipt by the Indenture Trustee of the certificates representing the Collateral and the instruments of transfer relating thereto, and (z) the filing of UCC financing statements by such Pledgor naming such Pledgor as the debtor and the Indenture Trustee as the secured party in the office of the Secretary of State of such Pledgor’s state of formation or incorporation, the Indenture Trustee will have a valid, perfected, continuing, first-priority security interest in or lien on, respectively, the Collateral, perfected by either delivery or filing a financing statement under the UCC, as the case may be.

(ii) All instruments of transfer referred to in Sections 2.01(a) and 2.02 are duly executed and give the Indenture Trustee the authority they purport to confer.

(iii) The grant and perfection of the security interests in the Pledged Interests and other Collateral for the benefit of the Indenture Trustee, in accordance with the terms hereof are not made in violation of the registration requirements of the Securities Act of 1933 (the “Securities Act”), any applicable provisions of other federal securities laws, state securities or “Blue Sky” laws, foreign securities law, or applicable general corporation law or any other applicable law.

(d) Correct name, identification number, jurisdiction and location. The true and correct legal name, organizational identification number, state of formation or incorporation of each Pledgor and the sole chief executive office each Pledgor is set forth on Schedule 2.

Section 3.02 Covenants. Each Pledgor covenants and agrees with the Indenture Trustee as set forth below:

(a) Defense of Title. Such Pledgor shall defend its title to the Collateral against all claims of all Persons whomsoever, except with respect to Liens created hereby or under the other Transaction Documents or such Liens as are permitted by this Agreement or the other Transaction Documents.

(b) Additional Liens. Such Pledgor shall not permit any Lien (except such Liens as are otherwise permitted by the Transaction Documents) to be created or exist with respect to the Collateral.

(c) Change in name, identification number, jurisdiction or location. Such Pledgor shall not relocate its chief executive office to a new location, nor change its legal name, jurisdiction of formation or its organizational identification number without giving the Indenture Trustee 10 days’ prior notice (or such shorter period of time as may be agreed to by the Indenture Trustee).

(d) Payment of Taxes. Such Pledgor shall pay, and save the Indenture Trustee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, all stamp, excise, sale or other taxes which may be due and payable or determined to be due and payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement (excluding the Indenture Trustee’s income or franchise taxes).

(e) Certificated LLC Interests. If such Pledgor owns any LLC Interests, such Pledgor shall not vote to amend any Pledged Subsidiary’s applicable Operating Agreement to allow the applicable LLC to issue certificated LLC Interests that expressly provide that such LLC Interests are securities governed by Article 8 of the UCC. Notwithstanding the foregoing sentence, if any certificates are issued to evidence any LLC Interest, the applicable Pledgor agrees to deliver such certificates in accordance with Section 2.02.

(f) Deliveries. Such Pledgor agrees to execute and deliver to each of its Pledged Subsidiaries that is a limited liability company a control acknowledgment (“Control Acknowledgment”) substantially in the form of Exhibit B hereto. Such Pledgor shall cause each such Pledged Subsidiary to acknowledge in writing its receipt and acceptance thereof. Such Control Acknowledgment shall instruct such Pledged Subsidiary to follow instructions from the Indenture Trustee without such Pledgor’s consultation or consent after the occurrence and during the continuance of an Event of Default.

(g) Amendments to Organizational Documents. Such Pledgor shall not agree to amend, modify or supplement any Organizational Document if such amendment, modification or supplement could reasonably be expected to materially and adversely affect the validity of the Liens created under this Agreement or the ability of the Noteholders or the Indenture Trustee, on behalf of the Noteholders, to exercise their rights and remedies with respect to such Liens on the Collateral in accordance with this Agreement.

Section 3.03 Protection of Collateral. Each Pledgor covenants and agrees with the Indenture Trustee that such Pledgor will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on such Collateral other than as permitted by the Transaction Documents, and if such Pledgor fails to do so, the Indenture Trustee may, without waiving or releasing any obligation or liability of such Pledgor hereunder or any Event of Default, at any time thereafter (but shall be under no obligation to), make such payment or any part thereof, obtain such discharge or otherwise defend such Pledgor’s title to Collateral. All sums so paid by the Indenture Trustee and any reasonable expenses incurred by the Indenture Trustee in connection therewith, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, by such Pledgor to the Indenture Trustee within five (5) Business Days after written notice therefor is given by the Indenture Trustee to such Pledgor, and shall be deemed additional Obligations secured by the Collateral.

Section 3.04 Sale or Pledge of Related Collateral. Each Pledgor covenants and agrees with the Indenture Trustee that such Pledgor shall not sell, assign, transfer or otherwise dispose of, or pledge, hypothecate or otherwise encumber, directly or indirectly, whether by operation of law or otherwise (except to the extent permitted by this Agreement or the other Transaction Documents), any of the Collateral or any interest therein.

Section 3.05 Further Assurance, Preservation and Perfection of Security Interest. Each Pledgor covenants and agrees with the Indenture Trustee that:

(a) At its own expense, such Pledgor shall do all such acts, and shall execute and deliver to the Indenture Trustee all such certificates, instruments and other documents and shall do and perform or cause to be done all matters and such other things necessary or advisable to be done as the Indenture Trustee may reasonably request from time to time in order to give full effect to this Agreement, and for the purpose of effectively perfecting, maintaining and preserving the Indenture Trustee’s security interest and the benefits intended to be granted to the Indenture Trustee hereunder. To the extent permitted by applicable law, such Pledgor hereby authorizes the Indenture Trustee, during the term of this Agreement, to file, in the name of such Pledgor or otherwise, UCC financing statements, including continuation statements, which the Indenture Trustee in its reasonable discretion may deem necessary or appropriate for the purpose specified above.

(b) If such Pledgor fails to perform any act required by this Agreement, the Indenture Trustee may, but shall not be obligated to, perform or cause the performance of such act, and the reasonable expenses of the Indenture Trustee incurred in connection therewith shall be governed by Section 5.07 hereof.

Section 3.06 Rights of Pledgor. Each Pledgor covenants and agrees with the Indenture Trustee that, unless an Event of Default (or, with respect to clause (b) below, a Specified Event of Default) shall have occurred and be continuing, notwithstanding anything herein to the contrary, such Pledgor shall be entitled to (a) exercise any and all voting and other consensual rights and powers pertaining to the related Pledged Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Transaction Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the validity of the Liens created under this Agreement or the ability of the Noteholders or the Indenture Trustee, on behalf of the Noteholders, to exercise their rights and remedies with respect to such Liens on the Collateral in accordance with this Agreement, (b) receive and use, free and clear of any Lien created hereby or any security interest granted by such Pledgor to the Indenture Trustee hereunder, for any purpose, any distributions actually made, and any allocations actually made, with respect to the Pledged Interests (whether as a distribution of net cash flow or otherwise), (c) retain its books and records (including credit files, computer programs, printouts and other computer materials and records) pertaining to the Collateral and (d) all rights and benefits of a member, partner or shareholder, as applicable, in the related Pledged Subsidiary, subject to the limitations set forth in this Agreement.

Section 3.07 Preservation of Related Collateral. Each Pledgor covenants and agrees with the Indenture Trustee that such Pledgor shall perform or cause to be performed when due all of its obligations under and in respect of the Collateral.

Section 3.08 Papers, Records and Files. Each Pledgor covenants and agrees with the Indenture Trustee that:

(a) Maintenance. Such Pledgor shall acquire and shall assemble, maintain and preserve (in each case, in a manner consistent with such Pledgor’s ordinary course of business) and have available material documents, records and files related to the Collateral, including all minute books and all material statements and other information delivered to such Pledgor pursuant to the Organizational Documents.

(b) Pledgor to Hold Records for Indenture Trustee. For so long as the Indenture Trustee has a security interest in any Collateral, such Pledgor will hold or cause to be held material documents, records and files related to such Collateral for the Indenture Trustee.

(c) Indenture Trustee’s Rights of Inspection. Upon reasonable advance notice from the Indenture Trustee, and during regular business hours, such Pledgor shall make material documents, records and files related to the Collateral available to the Indenture Trustee in order that the Indenture Trustee may examine any such documents, records and files, either by its employees or by agents or contractors, or both, and make copies of all or any portion thereof.

The representations and warranties set forth in this Article III shall survive the execution and delivery of this Agreement, but, subject to Section 6.12 of this Agreement, shall terminate upon payment in full of the Obligations or the satisfaction and discharge or defeasance of the Indenture.

ARTICLE IV

NEGATIVE PLEDGE AGREEMENT

Section 4.01 Negative Covenants. Each Pledgor covenants and agrees that until such time as all Obligations shall have been paid and performed in full, or the Indenture shall have been satisfied and discharged or defeased in accordance with its terms, such Pledgor will not, without the written consent of the Indenture Trustee or except as permitted by the Indenture:

(i) sell, assign, pledge, grant any Lien on, other than Liens permitted under the Transaction Documents, transfer, dispose of or otherwise encumber the Collateral or any part thereof, including, without limitation, entering into any lock-up or any other arrangement with respect to the Collateral; or

(ii) vote to enable, or take any other action to permit, or fail to take any available action to prevent, the Corporations or the LLCs to issue any shares of the Corporations or limited liability company membership interests of the LLCs, as applicable, or to issue any other securities convertible into or granting the right to purchase or exchange for any shares of the Corporations or limited liability company memberships interests of the LLCs, as applicable.

ARTICLE V

INDENTURE TRUSTEE RIGHTS AND REMEDIES

Section 5.01 Remedies. (a) Should any Event of Default (or, with respect to clause (v), a Specified Event of Default) occur and be continuing, the Indenture Trustee is hereby authorized and empowered, at its election, to do any of the following without liability (except to the extent liability results from the gross negligence or willful misconduct of the Indenture Trustee) except to account for money and other property actually received by it, but the Indenture Trustee shall have no duty to exercise any such right, privilege or options and shall not be responsible for any failure to so or delay in so doing:

(i) to transfer and register in its or its nominee’s name the whole or any part of the Collateral, including by means of the completion of the instruments of transfer referred to in Sections 2.01, 2.02 or 3.02(f);

(ii) to exercise all voting rights with respect to the Collateral;

(iii) to demand, sue for, collect, receive and give acquittance for any and all cash distributions (including distributions to which any Pledgor would otherwise be entitled pursuant to Section 3.06 of this Agreement) or Monies due or to become due upon or by virtue thereof, and to settle, prosecute or defend any action or proceeding with respect thereto;

(iv) to sell in one or more sales (public or private) the whole or any part of the Collateral or otherwise to transfer or assign the same, in each case, however, to the extent permitted and in the manner provided in the UCC;

(v) to receive and retain all distributions on the Collateral;

(vi) to otherwise enforce and act with respect to the Collateral or the Proceeds as though the Indenture Trustee were the outright owner thereof;

(vii) to exercise all other rights and remedies available under law or in equity; and

(viii) upon the exercise by the Indenture Trustee of any right, privilege or option pertaining to the Pledged Interests, and in connection therewith, the right to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine. The Indenture Trustee is hereby granted a power of attorney to effect the aforesaid registration in the name of the Indenture Trustee or its nominee of the Pledged Interests.

Notwithstanding anything herein to the contrary, unless a Specified Event of Default has occurred and is continuing, the Indenture Trustee shall not, and is not authorized and empowered to, take any action or exercise any right, privilege, remedy or option pursuant to this Section 5.01 or otherwise that would impede, interfere with or otherwise restrict or prevent any Pledgor from receiving or using, free and clear of any Lien created hereby or any security interest granted by such Pledgor to the Indenture Trustee hereunder, for any purpose, any distributions actually made, and any allocations actually made, with respect to the Pledged Interests (whether as a distribution of net cash flow or otherwise).

(b) In the event of any disposition of the Collateral as provided in Section 5.01(a)(iv), the Indenture Trustee shall give to the Pledgors at least ten (10) Business Days prior written notice of the time and place of any public sale of the Collateral or of the time after which any private sale (to the extent permitted by applicable law) or any other intended disposition is to be made, unless a longer period is required by applicable law. The Pledgors hereby acknowledge that ten (10) Business Days prior written notice of such sale or sales shall be reasonable notice. Except as otherwise provided in the Transaction Documents or the UCC, the Indenture Trustee may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereunder imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by the Pledgors, to the fullest extent permitted by law). The Indenture Trustee may buy any part or all of the Collateral at any public sale conducted in accordance with the UCC and as set forth herein.

(c) The Pledgors recognize that the Indenture Trustee may be unable to effect a public sale of the Collateral, or any part thereof by reason of certain prohibitions contained in the Securities Act, and other applicable laws, but may be compelled to resort to one or more private sales thereof (to the extent permitted by applicable law) to a restricted group of purchasers and may otherwise be required to impose additional limitations on sales as a result thereof. The Pledgors agree that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. Each Pledgor agrees to use its best efforts to cause the respective Corporations and the LLCs to execute and deliver all such instruments and documents and to do or cause to be done all such other acts and things as may be necessary or, in the reasonable opinion of the Indenture Trustee, advisable (i) to cause the Collateral, or any part thereof, to be exempt from registration under the provisions of the Securities Act, (ii) to amend such instruments and documents which, in the opinion of the Indenture Trustee, are necessary or advisable to meet the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto, and (iii) to make any sales of any portion or all of the Collateral pursuant to this Section 5.01 valid and binding and in compliance with any and all applicable laws, provided that nothing herein shall require or imply that the Pledged Interests are to be registered under the Securities Act or other similar laws. Each Pledgor further agrees to use its best efforts to cause the Corporations to comply with the provisions of the state securities or “Blue Sky” laws of any jurisdiction which the Indenture Trustee shall designate, to the extent that any such laws apply under circumstances under which the Collateral is exempt from registration under the provisions of the Securities Act.

Section 5.02 Limitation on Duties Regarding Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Indenture Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Indenture Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Indenture Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Indenture Trustee in good faith.

(b) The Indenture Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Indenture Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Pledgors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Indenture Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement, the Operating Agreement or any other Organizational Documents or Transaction Documents by the Pledgors or the Pledged Subsidiaries.

Section 5.03 Prejudgment Remedy Provision. After the occurrence and during the continuance of an Event of Default, in the event of any legal action between a Pledgor and the Indenture Trustee hereunder, such Pledgor expressly waives, to the extent permitted by law, any and all rights such Pledgor may have under the law as now constituted or hereafter amended that may constitute a limitation on prejudgment remedies, and the Indenture Trustee may invoke any prejudgment remedy available to it, including garnishment, attachment, foreign attachments and replevin, with respect to the Collateral, to enforce the provisions of this Agreement.

Section 5.04 Application of Proceeds. Except as otherwise provided herein or in the other Transaction Documents, the Indenture Trustee shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable out-of-pocket costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Indenture Trustee hereunder, including, without limitation, reasonable attorney’s fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Indenture Trustee may elect, and only after such application and after the payment by the Indenture Trustee of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, need the Indenture Trustee account for the surplus, if any, to any Pledgor.

Section 5.05 Non-Recourse. Except as otherwise provided in this Agreement or in any other of the Transaction Documents, no recourse shall be had against the Pledgors or any incorporator, affiliate, shareholder, stockholder, member, officer, employee or director of the Pledgors by the enforcement of any assessment or by any legal or equitable proceeding, in respect of any of the Obligations, it being expressly agreed and understood that the Obligations will be satisfied solely out of the Collateral and any other property in which the Pledgors have any right, title or interest and in respect of which the Pledgors grant a security interest for the satisfaction of the Obligations under any Transaction Document.

Section 5.06 Appointment of Indenture Trustee as Pledgor’s Lawful Attorney. Each Pledgor irrevocably designates, makes, constitutes and appoints the Indenture Trustee (and all Persons designated by the Indenture Trustee) as its true and lawful proxy and attorney-in-fact (coupled with an interest) upon the occurrence and continuance of an Event of Default to take the following actions:

(a) To Endorse Pledgor’s Name. At such time or times hereafter as the Indenture Trustee or its agent in its sole discretion may determine, in such Pledgor’s or the Indenture Trustee’s name, to endorse such Pledgor’s name on any checks, notes, drafts, instruments, documents or any other payment relating to the Collateral or Proceeds which come into the possession of the Indenture Trustee or come under the Indenture Trustee’s control;

(b) To Sign Pledgor’s Name to Perfection Documents. To the extent permitted by law, to sign such Pledgor’s name on any documents (including authorizing the filing of financing statements and continuations thereof) necessary or desirable for the purpose of maintaining or achieving the perfection of a security interest in the Collateral; and

(c) To Sign Pledgor’s Name on Other Documents. To the extent permitted by law, to sign such Pledgor’s name to any document necessary or appropriate in order to permit the Indenture Trustee to fully exercise its rights under Section 5.01.

Section 5.07 Reimbursement. All reasonable sums expended by the Indenture Trustee in connection with the exercise of any right or remedy provided for herein shall be and shall remain the obligation of the Pledgors. At the option of the Indenture Trustee, all such reasonable sums may be paid from the Collateral or may be advanced by the Indenture Trustee, in which event they shall be deemed to have been advanced to any Pledgor and shall be reimbursed by such Pledgor to the Indenture Trustee within five (5) Business Days after the Indenture Trustee’s written notice to such Pledgor therefor. Such sums shall constitute part of the Obligations.

Section 5.08 Exoneration of Indenture Trustee; Certain Reimbursements.

(a) Indenture Trustee’s Powers for Indenture Trustee’s Sole Benefit. The powers conferred on the Indenture Trustee hereunder are solely for the Indenture Trustee’s benefit, and do not impose any duty on the Indenture Trustee to exercise any such powers. Each Pledgor waives, to the fullest extent permitted by law, all rights whatsoever against the Indenture Trustee for any loss, expense, liability or damage suffered by such Pledgor as a result of actions taken pursuant to this Agreement, including those arising under any “mortgagee in possession” doctrine or the like, except to the extent such losses, expenses, liabilities or damages result from the gross negligence or willful misconduct of the Indenture Trustee, or to the extent otherwise provided herein.

(b) Pledgor to Reimburse Indenture Trustee for Collateral- Preservation Fees and Taxes. Without limiting the application of Section 5.08(a), each Pledgor shall pay or reimburse the Indenture Trustee for all reasonable, out-of-pocket fees and taxes (but excluding any income or other similar tax imposed on the Indenture Trustee) in connection with preserving the Collateral and the Indenture Trustee’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral, except to the extent such fees and taxes result from the fraud, gross negligence or willful misconduct of the Indenture Trustee. Such fees and taxes will constitute part of the Obligations.

Section 5.09 Waiver of Redemption and Deficiency Rights. Each Pledgor hereby waives, to the fullest extent permitted by law, every statute of limitation, any right of redemption, any moratorium or redemption period, and any right which such Pledgor may have to direct the order in which any of the Collateral shall be disposed of in the event of any disposition thereof pursuant hereto, except as otherwise provided herein or in the other Transaction Documents.

Section 5.10 Incorporation of Rights under Indenture. In furtherance of, and not in limitation of, the rights of the Indenture Trustee hereunder, all of the rights, privileges, protections, immunities and indemnities provided to the Indenture Trustee under the Indenture are hereby incorporated herein as if set forth herein in full.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Security Agreement. This Agreement is intended to be a security agreement pursuant to the UCC for any and all of the Collateral purported to be covered by this Agreement, and, prior to the occurrence of and continuation of an Event of Default hereunder, any assignment of the Collateral by each Pledgor pursuant to this Agreement is an assignment for security purposes only.

Section 6.02 Remedies Cumulative. The rights, remedies and benefits of the Indenture Trustee herein specified are cumulative and not exclusive of any other rights, remedies or benefits which the Indenture Trustee may have under this Agreement or any other Transaction Documents, at law, in equity, by statute or otherwise. Without limiting the generality of the foregoing, the Indenture Trustee shall have all rights and remedies of a secured party under Article 9 of the UCC in each applicable jurisdiction.

Section 6.03 Security Interest Absolute. All rights of the Indenture Trustee hereunder, the grant of a security interest in the Collateral and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Organizational Documents or Transaction Documents, (b) any change in time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any release, amendment or waiver of or any consent to any departure from the Transaction Documents, (c) any exchange, release or nonperfection of any other collateral, or any release, amendment or waiver of or consent to or departure from any guarantee, for all or any of the Obligations, or (d) any other similar circumstance which might otherwise constitute a defense available to, or a discharge of, a Pledgor in respect of the Obligations or in respect of this Agreement.

Section 6.04 No Delay; Waivers. No delay on the part of the Indenture Trustee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The Indenture Trustee shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Indenture Trustee.

Section 6.05 Further Assurances. Each party to this Agreement shall execute such assignments, endorsements and other instruments and documents and shall give such further assurances as shall be necessary to perform its obligations hereunder.

Section 6.06 Waivers and Amendments. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Article 9 of the Indenture.

Section 6.07 Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be delivered in accordance with Section 13.02 of the Indenture.

Section 6.08 Governing Law. This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and intended to be performed in such State, without giving effect to principles of conflicts of laws, and any applicable law of the United States of America. To the fullest extent permitted by law, each of the Pledgors and the Indenture Trustee hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Each party agrees that any legal suit, action or proceeding against any Pledgor and the Indenture Trustee arising out of or relating to this agreement shall be instituted in any federal or state court in New York, and each of the Pledgors and the Indenture Trustee waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and each of the Pledgors and the Indenture Trustee hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

Section 6.09 Waiver of Jury Trial. THE PLEDGORS AND THE INDENTURE TRUSTEE TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INCLUDING WITHOUT LIMITATION, ANY TORT ACTION BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT.

Section 6.10 Binding Agreement; Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Pledgor shall not assign this Agreement or any interest herein or in the Collateral, or any part thereof, or any cash or property held by the Indenture Trustee as Collateral under this Agreement, except (a) with the prior written consent of the Indenture Trustee, if applicable, or (b) as permitted under the Indenture. Any purported assignment in violation of this Section shall be null and void.

Section 6.11 Additional Covenants of Pledgor. Each Pledgor covenants and agrees with the Indenture Trustee that, from and after the date of this Agreement until the Obligations are paid and performed in full, or the Indenture is satisfied and discharged or defeased in accordance with its terms, such Pledgor shall use its best efforts in accordance with the Organizational Documents of the Corporations and LLCs to cause such Corporations and LLCs (in such entities’ individual capacity or in their capacity as the managing member of any

LLC) to take the actions and achieve the objectives listed in this Agreement (and such Pledgor agrees that such Pledgor will not take any action, or refuse to grant any consents, which would interfere with or impede the ability of the Corporations or the LLCs to take such actions or achieve such objectives).

(a) [Reserved].

(b) Further Assurances. Each of the Pledgors, the Corporations and the LLCs shall, insofar as it is able at any time and from time to time, and at no cost or expense to the Indenture Trustee, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Indenture Trustee may reasonably request to carry out and obtain and preserve the full benefits of this Agreement and the other Transaction Documents and of the rights and powers granted herein and therein.

Section 6.12 Restoration or Set Aside. If, for any reason, any portion of a Pledgor’s payments to the Indenture Trustee pursuant to the Obligations is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and shall continue in full force and effect as if said payment or payments had not been made (and such Pledgor’s obligations and liabilities to the Indenture Trustee under this Agreement shall be reinstated to such extent and this Agreement and any Collateral for this Agreement shall remain in full force and effect (or shall be reinstated) to such extent), and the full amount the Indenture Trustee is required to repay, plus any and all reasonable costs and expenses (including (i) reasonable attorneys’ fees and expenses and (ii) reasonable attorneys’ fees and expenses incurred pursuant to the Bankruptcy Code) paid by the Indenture Trustee in connection therewith, shall constitute additional Obligations.

Section 6.13 Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, then, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.14 Section Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or email (in PDF or similar format) shall be effective as a manually delivered counterpart hereof.

Section 6.16 No Third Party Beneficiaries. This Agreement is entered into for the benefit of the Indenture Trustee for the benefit of the Noteholders, and no third parties shall have any direct rights hereunder.

Section 6.17 Entire Agreement. This Agreement, taken together with the other Transaction Documents, supersedes all prior written agreements and understandings between the parties hereto with respect to the subject matter hereof, whether express or implied, written or oral.

Section 6.18 Additional Consents. By executing this Agreement, each of the Pledgors and the Corporations shall, and each of the foregoing shall, insofar as it is able, cause the LLCs to, (a) consent to (i) the pledge by each Pledgor to the Indenture Trustee of the Pledged Interests, (ii)(x) the transfer of the Pledged Interests and (y) the right to exercise all voting and management rights appurtenant or relating to that Pledged Interest in each case, by or in lieu of, foreclosure of the pledge (it being agreed that Indenture Trustee may, in its sole discretion, foreclose solely on the voting or management rights in accordance with the terms of this Agreement) and (iii) upon the aforesaid transfer of the Pledged Interests, the change in control of the Corporations and the LLCs and (b) acknowledges and agrees that the foreclosure of the Pledged Interests by the Indenture Trustee or other transfer of the Pledged Interests in lieu of foreclosure, shall not constitute an unpermitted transfer under any of the Organizational Documents.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLEDGORS:

CC HOLDINGS GS V LLC, a Delaware limited liability company
PINNACLE TOWERS LLC, a Delaware limited liability company
PINNACLE TOWERS III LLC, a Delaware limited liability company
PINNACLE TOWERS V INC., a Florida corporation

By:	/s/ Jay Brown
	Name:	Jay Brown
	Title:	Senior Vice President, Chief
Financial Officer and Treasurer

INDENTURE TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Pledge and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLEDGORS:

CC HOLDINGS GS V LLC, a Delaware limited liability company
PINNACLE TOWERS LLC, a Delaware limited liability company
PINNACLE TOWERS III LLC, a Delaware limited liability company
PINNACLE TOWERS V INC., a Florida corporation

By:
	Name:	Jay Brown
	Title:	SVP, CFO & Treasurer

INDENTURE TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ L. Dillard
	Name:	L. Dillard
	Title:	Vice President

[Pledge and Security Agreement Signature Page]

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to                                          Shares of Common Stock of                     , a                      corporation, represented by Certificate No.     (the “Stock”), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint                                          as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated:

By:
Name:
Title:

EXHIBIT B

CONTROL ACKNOWLEDGMENT

PLEDGED SUBSIDIARY:	MEMBERSHIP INTEREST OWNER:

[ ]	[ ]

Reference is hereby made to that certain Pledge and Security Agreement, dated as of December 24, 2012 (the “Pledge Agreement”), among CC HOLDINGS GS V LLC, PINNACLE TOWERS LLC, PINNACLE TOWERS III LLC, PINNACLE TOWERS V INC. and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as indenture trustee (the “Indenture Trustee”). [                                        ] (“Pledgor”) is a member of [                                        ], a Delaware limited liability company (a “Pledged Subsidiary”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Pledge Agreement.

Pledged Subsidiary is hereby instructed by Pledgor that all of Pledgor’s right, title and interest in and to all of Pledgor’s rights in connection with any membership interests in Pledged Subsidiary now and hereafter owned by Pledgor are subject to a pledge and security interest in favor of the Indenture Trustee. Pledgor hereby instructs the Pledged Subsidiary to act upon any instruction delivered to it by the Indenture Trustee with respect to the Collateral after the occurrence and during the continuance of an Event of Default (as defined in the Indenture) without seeking further instruction from Pledgor, and, by its execution hereof, the Pledged Subsidiary agrees to do so.

Pledged Subsidiary, by its written acknowledgement and acceptance hereof, hereby acknowledges receipt of a copy of the Pledge Agreement and agrees promptly to note on its books the security interest granted under the Pledge Agreement. Each Pledged Subsidiary also waives any rights or requirements at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Collateral in the name of the Indenture Trustee or its nominee or the exercise of voting rights by the Indenture Trustee or its nominee in accordance with the terms of the Pledge Agreement.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Pledgor has caused this Control Acknowledgment to be duly signed and delivered by its officer duly authorized as of this      day of             , 2012.

PLEDGOR:

[ ]

By:
Name:
Title:

Acknowledged and accepted this day of , 2012

[ ]

By:
Name:
Title:

SCHEDULE 1

Pledged Equity Interests

Pledgor	Pledged Subsidiary	Certificate No. (if any)	Percentage of Equity Interests Subject to Pledge
CC HOLDINGS GS V LLC	GLOBAL SIGNAL ACQUISITIONS LLC	N/A	100%
CC HOLDINGS GS V LLC	GLOBAL SIGNAL ACQUISITIONS II LLC	N/A	100%
CC HOLDINGS GS V LLC	PINNACLE TOWERS LLC	N/A	100%
PINNACLE TOWERS LLC	INTRACOASTAL CITY TOWERS LLC	N/A	100%
PINNACLE TOWERS LLC	TOWER SYSTEMS LLC	N/A	100%
PINNACLE TOWERS LLC	RADIO STATION WGLD LLC	N/A	100%
PINNACLE TOWERS LLC	HIGH POINT MANAGEMENT CO. LLC	N/A	100%
PINNACLE TOWERS LLC	ICB TOWERS, LLC	N/A	100%
PINNACLE TOWERS LLC	AIRCOMM OF AVON, L.L.C.	N/A	100%
PINNACLE TOWERS LLC	INTERSTATE TOWER COMMUNICATIONS LLC	N/A	100%
PINNACLE TOWERS LLC	TOWER TECHNOLOGY COMPANY OF JACKSONVILLE LLC	N/A	100%
PINNACLE TOWERS LLC	PINNACLE TOWERS III LLC	N/A	100%
PINNACLE TOWERS LLC	COVERAGE PLUS ANTENNA SYSTEMS LLC	N/A	100%
PINNACLE TOWERS III LLC	PINNACLE TOWERS V INC.	2	100%
PINNACLE TOWERS V INC.	SHAFFER & ASSOCIATES, INC.	6	100%
PINNACLE TOWERS V INC.	SIERRA TOWERS, INC.	11	100%

SCHEDULE 2

Pledgor Information

Pledgor	Organizational Identification number	State of Formation or Incorporation	Sole Chief Executive Office

CC HOLDINGS GS V LLC	4105765	Delaware	1220 Augusta Drive, Suite 500, Houston, Texas 77057

PINNACLE TOWERS LLC	2499194	Delaware	1220 Augusta Drive, Suite 500, Houston, Texas 77057

PINNACLE TOWERS III LLC	3785309	Delaware	1220 Augusta Drive, Suite 500, Houston, Texas 77057

PINNACLE TOWERS V INC.	P00000083225	Florida	1220 Augusta Drive, Suite 500, Houston, Texas 77057

Receipt of Pledged Stock Certificate

In connection with that certain $500,000,000 aggregate principal amount of 2.381% Senior Secured Notes due 2018 and the $1,000,000,000 aggregate principal amount of 3.849% Senior Secured Notes due 2023 offering, dated as of December 24, 2012 by Crown Castle GS Holdings V LLC and Crown Castle GS III Corp., the undersigned hereby acknowledges receipt, as of the date hereof, of the following original certificates evidencing the equity interests described below:

Pledgor	Issuer	Certificate Number	Number of Shares/Percentage Interest
Pinnacle Towers III LLC	Pinnacle Towers V Inc.	2	2,000,000
Pinnacle Towers V INC.	Shaffer & Associates, Inc.	6	500
Pinnacle Towers V INC.	Sierra Towers, Inc.	11	10,000

The above referenced certificates will initially be held at the following location and the representative set forth below is the initial contact for the pledgors with respect to any questions relating to the certificates:

Address:	The Bank of New York Mellon Trust Company N.A.
[601 Travis St, 16th floor]
[Houston, TX 77002]

Representative:	[Julie Hoffman-Ramos]
Phone Number:	[713-483-6563]

The Bank of New York Mellon Trust Company N.A.

By:	/s/ [Mauri J. Cohen]
Name:	[Mauri J. Cohen]
Title:	[Vice President]
Date: